Exhibit 99.1

Avigen Reports First Quarter 2006 Financial Results

Conference Call Scheduled for 9:00 a.m. (EDT) on Thursday, April 27, 2006

ALAMEDA, CA, April 27, 2006 – Avigen, Inc. (Nasdaq: AVGN) today reported financial results for its first quarter ended March 31, 2006.  At March 31, 2006, Avigen had approximately $64 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $70 million at December 31, 2005.  For the first quarter of 2006, Avigen reported a net loss of $8.0 million, or $0.38 per share, which included $3.0 million in in-license fees, compared to a net loss of $5.2 million, or $0.25 per share, for the first quarter of 2005.  The financial results are set out in detail in the financial tables attached.

“Having built an attractive pipeline of drug candidates, we are currently focused on executing well designed clinical development plans for each of our products, including AV650 for spasticity and neuromuscular spasm, AV411 for neuropathic pain, and AV513 for hemophilia,” said Kenneth G. Chahine, Ph.D., J.D., Avigen’s President and CEO.  “Since we completed the in-license for AV650 in January, our research and clinical development teams have been hard at work determining the optimal strategy for moving each of our products into human studies.  We believe our current candidates have very appealing profiles and are optimistic that we can have AV650 and AV411 in the clinic by the end of the year.”

“Avigen has been very intentional in identifying compounds with the potential to significantly differentiate themselves from existing therapies,” continued Dr. Chahine.  “AV650 is a unique treatment for spasticity and neuromuscular spasm that appears to be non-sedating.  AV411 relies on a unique approach for treating neuropathic pain through the attenuation of glial cells in the central nervous system, and does not appear to have many of the undesirable CNS side effects of other treatments.  Finally, AV513, the research of which was highlighted by an editorial in the January 2006 edition of “Thrombosis and Haemostasis” and which will be presented at the 2006 Hemophilia World Congress in late May, has the potential to become the first oral drug for the treatment of hemophilia.  Overall, 2005 was a very successful year in repositioning Avigen to pursue its mission, and we are pleased to have established a foundation that will enable us to move forward on our clinical and commercial development plans.”

BUSINESS and FINANCIAL HIGHLIGHTS

•	Completed an in-license agreement in January 2006 for North American rights to AV650 for spasticity and neuromuscular spasm from Sanochemia Pharmazeutika AG, our European partner;

•	On-track to initiate ex-U.S. AV411 proof-of-principal clinical trial for neuropathic pain and file U.S. IND by the end of the year;

•	On-track to initiate AV650 U.S. clinical trial by the end of the year;

•	Completed successful large animal model studies demonstrating oral efficacy of AV513 in hemophilia;

•	Appointed Richard J. Wallace, Senior Vice President of Global Commercial Strategy for GlaxoSmithKline, as a new member of our Board of Directors; and

•	Introduced our new website with extensive information on the products in our pipeline.

Financial Results

Revenues for the three-month periods ended March 31, 2006 and 2005 were $103,000 and $9,000, respectively.  Revenue in 2006 represents income from our participation with the University of Colorado on a grant that was funded by the National Institutes of Health.  Revenue in 2005 represents license fees associated with intellectual property we have subsequently assigned to Genzyme Corporation.

As a result of organizational changes we have made over the last year, our current operations allow us to better leverage external resources to optimize the pace and cost of development of our product candidates.  This included a reduction of our headcount and the sublease of a portion of our operating facilities.  Significantly, our current business model reduces our exposure to fixed costs for manufacturing staff and facilities and gives us more control over the strategic timing and application of our resources.

Research and development expenses for the first quarter ended March 31, 2006 and 2005 were $3.0 million and $3.6 million, respectively.  This decline reflects $750,000 in lower personnel costs and lower facilities overhead and other costs related to the organizational changes in 2005 and approximately $535,000 in lower depreciation expenses as a result of the impairment charges for leasehold improvements and equipment that were recognized in 2005.  These reductions were partially offset by an increase in spending on external research and development services associated with our preclinical and clinical development of approximately $521,000 and the recognition of approximately $124,000 in non-cash expense for stock option compensation in compliance with accounting standards adopted January 1, 2006.

General and administrative expenses for the quarter ended March 31, 2006 were $2.8 million compared to $1.9 million in the 2005 period.  These expenses increased by approximately $937,000 primarily due to charges in the 2006 quarter for severance payments of $288,000 and non-cash expense of approximately $307,000 related to stock option compensation.  The remaining increase during the 2006 quarter included higher bonus expense of $109,000 and higher other administrative costs.

In-license fees during the quarter ended March 31, 2006 were $3.0 million and represented a payment in connection with our in-license of the North American development and commercial rights to AV650, compared to no in-license fees in the corresponding period in 2005.

Net interest income and other expenses for the first quarter of 2006 rose to $551,000 from the $321,000 reported for the same quarter in 2005.  Sublease income was $141,000 for the first quarter of 2006, which further offsets our ongoing operating expenses for leased facilities.

As of March 31, 2006, we believe our financial resources will be able to fund our planned operating expenses for approximately two to three years.  We also believe our current drug candidates have additional clinical and commercial utility and intend to explore the development of these opportunities as our financial resources allow.

Conference Call Information

Avigen management will host a conference call and web cast today, Thursday, April 27, 2006, at 9:00 a.m. EDT (6:00 a.m. PDT).  This web cast can be accessed from the Avigen website at www.avigen.com.  A web replay will also be available following the call on the company’s website.  The conference call may be accessed by dialing 1-866-543-6403 for domestic callers and 617-213-8896 for international callers.  The participant passcode is 49221759.  A rebroadcast of the call will be available approximately one hour after the live call by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers. The participant passcode is 92327417.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain and spasticity and neuromuscular spasm. Avigen’s strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing.  Avigen’s goal is to become a fully integrated commercial biopharmaceutical company committed to its neurology products. The company currently has in development AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain.  Additionally, the company has in development a compound for the treatment of hemophilia A and B, AV513. For more information about Avigen, consult the company’s website at http://www.avigen.com

Statement under the Private Securities Litigation Reform Act

This press release contains forward-looking statements, which include Avigen’s belief that its drug candidates will offer commercial advantages and/or minimize side effects; that it will be in the clinic with multiple product candidates in 2006; that it will file an investigational new drug application (IND) U.S. FDA and initiate U.S. clinical trials for AV650 by the end of 2006; that it will initiate clinical trials outside the U.S. and file an U.S. IND for AV411 by the end of 2006; that AV513 has the potential to become the first oral drug approach to treating hemophilia; and that its current financial resources will support its operating plans for approximately two to three years. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no marketable product resulting from the effort; and the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products.  In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s Annual Report on Form 10-K for the period ended December 31, 2005, under the caption “Item 1A. Risk Factors” of that report, which was filed with the SEC on March 16, 2006.

Contact:  Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: mcoffee@avigen.com

-- Financial Results Follow --

###

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

	Three months ended

(In thousands, except shares and per share information)	March 31 2006	March 31 2005

	(unaudited)
Revenue	$103	$9
Operating expenses
Research and development	3,001	3,641
General and administrative	2,815	1,879
In-license fees	3,000	—

Total operating expenses	8,816	5,520
Loss from operations	(8,713)	(5,511)
Sublease income	141	—
Net interest income and other expense	550	321

Net loss	$(8,022)	$(5,190)

Basic and diluted net loss per common share	$(0.38)	$(0.25)

Shares used in basic and diluted net loss per common share calculation	20,915,099	20,381,250

CONDENSED BALANCE SHEETS

(In thousands)	March 31 2006	December 31 2005

	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$53,207	$59,960
Accrued interest and other current assets	1,281	1,207

Total current assets	54,488	61,167
Restricted investments	10,428	10,428
Property and equipment, net	3,566	3,929
Deposits and other assets	658	740

Total assets	$69,140	$76,264

Current liabilities and deferred revenue	1,888	1,518
Long-term obligations	9,227	9,282
Stockholders’ equity	58,025	65,464

Total liabilities and stockholders’ equity	$69,140	$76,264

(1)	Derived from audited financial statements.